Exhibit 77C:

A shareholder proxy was previously filed under filing DEFS14A (Definitive Proxy Statement) on August 25, 2001. The results of the vote are described below.

1. Approval of a new Investment Management Agreement between the Trust and Jurika & Voyles, L.P.


                                          Affirm         Against       Abstain
                                          ------         -------       -------
Jurika & Voyles Small Cap Fund         1,125,039.390    6,321.555      4,690.273
Jurika & Voyles Vaue + Growth Fund     1,300,300.997    2,047.737      2,277.000
Jurika & Voyles Balanced Fund          1,545,345.962    1,683.497        440.000